Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
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MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Lexington Realty Trust Third Quarter 2010 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation.

It is now my pleasure to turn the conference over to your host Ms. Ashley Fillmore. Please go ahead ma’am.

Ashley Fillmore

Hello and welcome to the Lexington Realty Trust third quarter conference call. The earnings press release was attributed over the wireless morning and the release on supplemental disclosure package will be furnished on a Form 8-K. In this press release and supplemental disclosure package Lexington was reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance [indiscernible] requirement.

If you did now received a copy of this documents are available on Lexington website at www.lxp.com in the investor relation section. This time we are helping a live webcast of today’s call which you can access in the same section.

At this time we would like to inform you that certain statement made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believe the expectations reflected in any forward-looking statement are based on reasonable assumption Lexington [indiscernible] expectations what we are saying.

Factors and risk that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today’s press release and from time-to-time in Lexington filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer, Robert Roskind, Chairman, Patrick Carroll, Chief Financial Officer and other Members of Management.

Company Representative

Thanks Ashley and welcome everyone and thank you for joining the call today. I’d like to begin by discussing our operating results Lexington generated very strong results in its real estate portfolio for the third quarter of 2010. We continue to execute well in all of our key areas including leasing, capital recycling to disposition and refinancing, balance sheet management and operating efficiency.

For the quarter our reported funds from operations were $0.25 per share and 8.7% improvement compared to last quarter after deducting several items as detailed in the earnings release. These items added several million dollars to our fund from operations.

Based on a strong results the execution of our business plan this year and our confidence in our future prospects we announced this morning 15% increase in our common share dividend. This is expected to be most welcome development in an environment of world dividend yields.

In the third quarter we continue to monetize assets and execute on our capital recycling initiative. Total disposition activity for the quarter was approximately 69.7 million at a weighted average cap

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
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rate of 0.6%. Our strategy is to continue with our capital recycling effort by selling non-core properties particularly our multi-tenant properties in order to create additional liquidity and focus our portfolio strategy on our core single tenant office and industrial properties.

So far in the fourth quarter we have sold 1,200 square foot industrial property for 6.1 million bringing our total volume for the year to 155.1 million at a weighted average cap rate of 4.1%.

We are currently marketing approximately 165 million properties for sale and we would expect to market another 120 million for sale over the next year. As we see to accelerate and substantially complete the sales of our multi-tenant properties.

In addition, we believe we have to create liquidity in our net lease strategic asset fund join venture by beginning the sale properties and perhaps monetizing our entire preferred equity investment, which is carried on our balance sheet for just 60.6 million.

In the event of complete liquidation, we would expect to receive proceeds of approximately 180 million. However these expectations are depended on many factors beyond our control.

On the financing front during the third quarter, Lexington close to nine year mortgage financing of 11.3 million at a fixed rate of 3.56% secured by property in North Berwick, Maine leased to United Technologies.

This continued our strategy of only encumbering our properties with mortgage debt in the terms of highly favorable. Otherwise we’ve retired maturing mortgages with cash and sale proceeds furthering our balance sheet objectives.

Overall, in the third quarter we’ve retired 105.5 million of consolidated debt and subsequent to quarter end with 230.5 million on our credit facility and retired 38.9 million object bringing total net debt reduction to 130.9 million since June 30, 2010.

Overall, our financial flexibility is continue to increase and we have improved our liquidity significantly and after increasing our revolving credit lines from 175 million to 220 million during the quarter, we currently have roughly 181 million of available credit line capacity.

On the leasing front we had another very strong quarter with five new leases executed for 376,000 square foot during the quarter, when we had no leases expired. And we extended six leases for 384,000 square foot for a total of about 760,000 square foot.

A particular interest was 140,000 square foot lease with trends America have the new trends America tower in both [indiscernible]. During the third quarter cash rents decreased by 1.8% and GAAP rents to decrease by 1.5% on renewals adjusted for economic interest in the properties where leases were extended.

We encouraged it review our rollover schedule in our supplemental disclosure package which shows that quarter end we had just 0.1% of GAAP rent on revenue expiring in the remainder of 2010 in our single tenant portfolio and 6.6% in 2011.

We haven’t have any material lease to bought in credit quality has improved in spite of economic uncertainty. Portfolio acted in to a quarter end was about 93%, which continues to be a very healthy and we are please to have an increased occupancy by 376,000 square foot of new leases in a challenging market.

In addition, in the fourth quarter we have completed 420,000 square foot of new leases and lease extension sale cost and we are currently negotiating new leases and extension which total approximately 1.4 million square foot.

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
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We currently have or expect to have a approximately 2.9 million square foot of space available for lease at this year end and we expect vacancy reduced by the sale of vacant properties and the execution of new leases and as a result we currently expect 2010 year end occupancy to be as high as 94.8%. 2.6 million square feet of space is casual to expire on 2011 and of that we are currently expect this approximately 1.7 million square feet.

We continue to work on new investments and currently we have two transaction totaling approximately 50 million under contract in our investment pipeline and roughly 80 million under letter of intent. We believe these are very attractive opportunities for us given there long-term 15 to 20 year net leases and average going in cap rate of above 9% we can get the 10.1 to 11% on a GAAP basis. We expect finance our acquisition pipeline with mortgage financing and proceeds from our capital recycling program.

Each of this transactions is been acquired at a cap rate that is accretive relative to the cap rates which we have been selling our properties for. And further the addition of long-term net leases to our portfolio with escalating rents will strengthen our cash flows.

Now turn the call over to Pat who will take you through our results in more detail.

Patrick Carroll, Chief Financial Officer

Thanks Rob. During the quarter Lexington had gross revenues of 87.8 million comprise primarily of lease rents and tenant reimbursement. Under GAAP we required recognized revenue on a straightline basis over the non-cancellable risk term was any period covered by a borrowing renewal option. In addition the [indiscernible] market leases are included directly in rental revenue.

In the quarter GAAP rents were in excess of cash rents by approximately 200,000 including the effect of above and below market leases. They’ve also including on page 14 supplement our [indiscernible] both cash and GAAP rents to the reminder of 2010 through 2014.

We recorded a $4.9 million non-cash gain related to our forward equity commitment enter into 2008 as a result of the change in our share price from June 30th, 2010 to September 30th, 2010. We also recorded a 1.1 million in impairment charges in gain on sale of 2 million related the properties you disposed off

On page 38 of supplement you disclosed selected income statement to add for consolidated the Non-wholly own property and our joint venture investment. Our G&A decreased 1.2 million in the third quarter of 2010 compared with the third quarter of 2009 the primary driver for this deal increase are well professional fees. Insurance expense decreased 0.9 million due to the deleveraging of the balance sheet.

I’ll turning to balance sheet, our balance sheet is strong, as you continue to increase our financial flexibility, 92.4 million of cash of quarter end including cash – restricted. These respect to cash balance is relate the money held with vendors as for the deposits on our mortgages. A quarter-end we had about 1.9 billion of debt outstanding which our weighted average interest rate was about 5.82%.

Included in intangibles is the allocation of the purchase price of properties related to in place and above market leases and customers relationships in accordance of 1041. We also have about 98 million in below market lease liabilities on the balance sheet, a significant component of other assets and liabilities included on page 39 of the supplement.

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲

During the quarter ended September 30, 2010 we capitalized 2 million in lease course, 200,000 in TI course and 5.1 million capital improvements including about 3.8 million spend on Transamerica tower.

On page 28 to 32 of the supplement, we disclose the details of all consolidated mortgages maturing through 2014.

Now I will turn the call back to Wils.

T. Wilson Eglin, Chief Executive Officer, Chief Operating Officer and President

Thanks Todd and summary this was a great quarter for Lexington on every level. We are pleased to that progress and investment opportunities we are recovering. Occupancy increased we seen continues to be consistent with our expectations. Our balance sheet and debt maturity profile are significantly improved and we’ve been able to sole several investment opportunities that we believe are very attractive.

We continue to have a high degree of success in selling properties and unlocking significant value that will be now for leverage reflected in our share price. Sales continue to be a great value proposition for shareholders and we have accelerated our property sales efforts accordingly.

Our objectives through next year will be the substantially finished our multi-tenant sales and we will hope to have them majority of sales completed by mid year generating net proceeds during the year end excess of 200 million.

Net this position proceeds delivers to retire our 2011 debt maturities totaling 49.9 million and the 32.3 million currently outstanding on our credit line and the fund growth initiatives with any excess capital available through its higher additional debt.

Accordingly including schedule principal amortization, we believe our leverage will decline meaningfully through 2011 as we have in 2010. we believe any capital that comes out of our net lease per tax strategic assets funds joint venture would further strengthen our liquidity perhaps materially sales and provide substantial capital through entire additional debt were to grow.

We believe we have very good visibility on generating surplus capital relative to our debt maturities through next year and continuously fund our current pipeline of investment opportunities with internally generated capital.

Operator, I have no further comments at this time. So we are ready for here to conduct a question and answer portion for call.

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
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QUESTION AND ANSWER SECTION

Operator: Absolutely. [Operator Instructions] And we will here from [indiscernible].

<Q>: Yes good morning. We will have a few questions. You continue to talk about asset sales to deleverage I am just wondering what leverage level you are trying to operate the company act and how far how much more debt do you want to pay down to get there?

<A>: Well we are heading toward leverage of about 50% Shila [ph] if we look at as we get into the second half of next year we are the sale program I think that we can specially if we are able to create liquidity in the and let’s say joint venture. We should be able to get our leverage down to about 50%.

<Q>: Actually that was my next question. On the joint venture you said its only above 50 million but you could get 180 million of liquidity can you just remind us timing of that and how the mechanics is that work?

<A>: Sure in that joint venture there is a by sell in mid 2011 but we and our partner have an interest in trying to sell the assets in that joint venture now simply because yield are low and cap rate are low. So we think now it’s a time to try to maximize a value for both our sales investors. If you look at that portfolio its trails off about 57 million of net rent. And it has about 318.6 million of debt all this numbers as of September 30 this year and our preferred capital position is about 180 million presently. So if you look at the obviously the debt is paid off first but if you look at the debt cost are preferred to totals about $500 million and that means as long as the property is to be sold for the less than -- little bit above and 11% cap rate or better or we will get our capital out. So do we believe that there is equity behind us and all things we need for us to be able to recovery our capital next year versus in 2012, I think it’s a real positive and net asset has been on our books for only about 60 million as a result of the carry over basis when essentially as one.

<Q>: So it will require disposition of all the assets for you to get the 180 back?

<A>: That’s correct.

<Q>: Okay, last question, can you remind us on the forward equity commitment when the timing – when that will be settled any impact for LXP and SSO when that’s settled?

<A>: We take it out of the SSO because of the forward commitment is our own shipment on our own stock. So when we report – when we reconcile what we reported as for we back out again it has to settle by October 2011.

<Q>: You are just, pay that off how much that was on that again?

<A>: What today liability is 4 million and the counter party is holding little over 4 million of our stock collateral for the 4 million levels.

<Q>: Okay, thank you.

Operator: And our next question will come from Anthony [indiscernible] with JP Morgan.

<Q>: Thanks. We have lot of the assets you guys have been selling have been -- they can sold its been really kind of no cap rate but in that 165 that you have being marketing now and the 120 million for next year seems. What’s the spread between you maybe taken assets versus operating assets and maybe hears to senses to cap rate.

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
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<A>: Where we have in that pipeline a couple of assets that are close to full occupancy one being a single tenant building and the other being a property with two tenants with very high occupancy anyway. I think factors in the vacancy and selling some multi-tenant were average occupancy is in the mid 60s right now. Overall cap rate in the mid fives and four pipeline I think is a achievable in the today’s market.

<Q>: Okay. So that’s on the whole 285 million roughly.

<A>: Yeah. Maybe it lumpy from quarter-to-quarter but when we looked that a year from now I think that’s above what it comes out.

<Q>: Okay is there 100 light street in that group are being concentrated right now?

<A>: Yeah I mean looking at selling a 100 light street next year certainly part of our plan. We’ve made very good leasing progress there. We have some good prospects. We can make some more progress I think will get a better valuation on the sale. But holding the more presented assets is not part of the strategy. So that we hopeful of that liquidity event next year. And that property has net debt and it doesn’t support any of our borrowing base and our credit facilities so that it will be at short of unrestricted liquidity that could be pretty sizable.

<Q>: Is that in the 120 million that you mentioned?

<A>: Yeah.

<Q>: It is okay. And then on the CapEx side I think Pat you mentioned there was five unchanged on the capital side with the I think two to three million is that coming from light street this quarter A did I get that number right then the wondering what the direct that came from and that I guess the last start on that would be what is that CapEx look like going forward?

<A>: You did get the numbers [indiscernible] was like 5 million 2.8 million of this was on a America seller. The rest of it is just as a properties on maturing we are putting some money into assets so on a whole portfolio if its spread its spread clearly widely over the whole portfolio the only one is significant concentration was the trends America tower.

<Q>: Okay. And then last question the dividend increase how much for that was due to just your business performing well and seeing what you are seeing in the future versus having to do a tax reasons?

<A>: With that getting specific about what our tax expectations were for next year we were in it position where we are going to have pressure on a taxable income but we also took into account rather nature of a cash flows in where our cash ratio would be in relations to funds from operations. So was that I think the combination of two things the business being more healthy but also expecting that there would be put pressure on tax one for next year.

<Q>: Okay, thank you. Nice job.

Operator: And the next question will come from [indiscernible].

<Q>: Hi thanks guys. I guess think on a disposition side any difference in the buyer profile for those assets [indiscernible] they can properties so the buyers that will buy fully lease properties?

<A>: I don’t think there has been the sale market continues to be pretty good of any things there is with more cap rate and pressure that we’re seeing to get the even more buyers. So I wouldn’t say that there is meaningful difference in sort of competition of whose looking at the – but we put an asset in the market the other day for sale and within the week we had 45 confidentiality in science

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
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that reminded us if the sale process that we had on 255 California spread in the third quarter which ended up in not incredibly great execution for us. So it still seems to have like there is – very, very strong investor demand.

<Q>: And just switching gears so that builders suits up it seems like the investment when offer these types of opportunity should appear to be over some time do you share that same expectations that will be kind of your blue print your pipeline at least for new investments for next year?

<A>: Yeah I mean that’s really where the opportunity is for us right now where we can exploit what we hope is hopefully great deal more activity and construction finance is not easy to come by so our ability to play in the forward area and done this leading – great investment options for us and having the ability to add long-term leases and way to created to our cash flows and extent the weighted average lease turn make our portfolio younger. Is so really, really tremendous benefit in terms of creating more durable cash flow for us.

<Q>: Thanks and last question, a lease that you signing you will be signing with clear water paper on your [indiscernible] development the initial cap rate is 8.9 are there any rent escalators in there?

<A>: Yeah, that’s 2% annually.

<Q>: Thanks. Okay.

<A>: Yeah.

<Q>: Thank you.

Operator: [Operator Instructions] The next question will come from John Gili with Stiple[ph]

<Q>: Okay thank you. Bunch of Nickel and Diamond question, first on page 20 which is your multitenant assets is that essentially the entire list of what will be selling or any other excluded?

<A>: No, I mean everything go on there is deal as a sales candidates John, there maybe at least one single tenant assets that get sold and we do continue to have a lot of our single tenant retail on the market. But that’s been as we talk about a less give market for sales but you know looking at the multi-tenant page, yeah there are either in the market for sales or expected to make the way there.

<Q>: Okay and that for the earlier question on average is sort of 5.5 cap when associated and done lending for....

<A>: Yeah, exactly. We do have a couple of fully vacant industrial buildings John that would being in the mix of forward sales and then the fully re-stuff will traded higher cap rate though roughly offset.

<Q>: Okay. And then [indiscernible] or is that on the within the...

<A>: No that’s under contract for sell and the issue there it’s taken awhile if you get the mortgage assumption approve by the next buyer.

<Q>: Okay.

<A>: And so let’s we get had a couple of other as a buildings of mortgages on them timing of the sales has been a little bit longer than we would have thought simply because its very time consuming and mortgages assume right now.

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<Q>: You are having problems to getting mortgages assumed on a vacant building?

<A>: Well mortgage service are very busy right now. So yeah its taken its taken longer than expected.

<Q>: Okay. And the two buildings in new kingdom which you stop paying that service on or those for sell or will they got are they in the 295 million?

<A>: Yes they are.

<Q>: Okay. And then you have -- we noticed on a footnote somewhere here you have a lease term fee of 6.8 million on Farmington Hills [ph] how that being treated?

<A>: Its being recognized into revenue through the life of the churn of the shorten lease to December 2011 that’s property also had an above markets lease that will [indiscernible] of that gets accelerated for the impact for the quarter on going forward basis is $200,000.

<Q>: Okay. I mean they are said each other?

<A>: They were almost -- they were very close to be in the same number yeah.

<Q>: Okay. So there wasn’t material impact in this quarter of that?

<A>: There wasn’t material impact in this quarter and won’t be material impact because of that transaction through 2011. That’s right.

<Q>: Okay and then university of you talked asset that 37 million is that entirely off the balance sheet?

<A>: No, although I think economically if there is a sale we wanted to allows the de-consolidated the property because real estate has different rules as suppose to any other type of assets so that is still in my – it still on our balance sheet as than the asset still on our own sheets so it’s a 100% leverage asset economically its sales Lexington doesn’t get any additional net cash flows from any significant at 30,000 something like we really the minimize. Our economic sale but it is still on our balance sheet.

<Q>: Okay, so when you looking to debt number you should effectively deducted by 37 million I think that’s why we are looking at it.

<A>: That’s exactly the where we are look at it John because there is a land lease asset where we had no residual value and we monetize the whole stream you have fully right looking at that way.

<Q>: Okay then just a curiosity you are deal up in main you have got a 9 year amortization lease.

<A>: Yes.

<Q>: The amortization matches the lease terms that to get some land on it you’re residual when you – lease expires.

<A>: Well the way that we maximize the benefits of the financing was to make it essentially a credit transaction which will be a fully amortizing loan and the – expense interest rate were reflect the credit line with average residual value exposure that’s right.

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Lexington Realty Trust	LXP	Q3 2010 Earnings Call	Nov. 4, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<Q>: Okay and then going to quickly page 11, this is more curiosity but the trans miracle light company at lease shows a new catch per annum was goes out 2135 and the new GAAP rate of $30.30 and as of the difference is 1.2 million in year. First are those gross or net numbers and then two I don’t know the difference between cash and GAAP become so significant.

<A>: Well, first they are gross numbers John. The reason for the differences is that there is a free rent period it’s the beginning and that number isn’t the annual number for every year. It’s a 12 months after the commented. The lease we expect to start recognizing revenue on 11/1/ 2011 those numbers reflects in next12 months it is free rent period and so that was a cash rent overall in the GAAP rents.

<Q>: The fact two start colleting rent on a GAAP basis 11/1/2011 are a cash basis?

<A>: The rent will comment on a 11/1 we start recognizing GAAP revenue on that but there is a period of free rent that is cash won’t becoming in on 11/1 that’s exactly right.

<Q>: Okay so for a buyer, they are get a free rent has income stream somewhere in 2012 or 2013?

<A>: 12.

<Q>: Wonderful job guys. Thank you.

<A>: Thank you, John.

Operator: And there are no further questions in the queue [Operator Instructions] and if there will be no further questions I will turn the floor back to our speakers.

Company Representative

Well, thanks to all of you again for joining us this morning. We are very excited about our [indiscernible] balance this year and beyond and as always we appreciate your participation and support.

You would like to receive our quarterly supplemental package please contact Ashley Fillmore or you can find additional information on our company at our website www.lxp.com. And in addition you may contact me or any of the other members of our Senior Management Team with any questions.

Thanks again. And have a good day everyone.

Operator: And again that does conclude today’s teleconference. Thank you for your participation.

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